                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                                                           DECEMBER 31, 2001
                                                                                                   TO
                                                                              ANNUALIZED     JUNE 30, 2002
                                                                              ----------     -------------
Return on average total assets                                                 0.90%                 0.45%
Return on average equity                                                       9.16%                 4.54%
Dividend payout ratio                                                             NA                    NA
Average equity to average assets                                                                     9.87%

STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                                                                  $    3,320,000

Average basic shares outstanding                                                                 5,148,235

Average diluted shares outstanding                                                               5,241,670

Basic earnings per share                                                                    $         0.64

Diluted earnings per share                                                                  $         0.63






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